Exhibit 99.1
The Scotts Miracle-Gro Company NEWS
The Scotts Miracle-Gro Company Reports First Quarter Results;
Consumer Demand Remains Strong Entering 2011 Lawn & Garden Season
•	Strong fall lawn care season leads to 11% increase in U.S. consumer purchases

•	Scotts LawnService maintains momentum with 12% sales growth in the quarter

•	Company re-affirms full-year guidance from continuing operations
MARYSVILLE, Ohio (January 28, 2011) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products, today reported first quarter results in line with the Company’s expectations and supported by an 11 percent increase in consumer purchases of the Company’s branded products at its largest retail partners in the United States.
For the three months ended January 1, 2011, the Company reported net sales from continuing operations of $230.2 million, and an adjusted loss of $65.6 million, or $0.99 per share. Those results exclude the performance of the Company’s Global Professional business, which is presented as a discontinued operation in anticipation of the sale of the business in the Company’s second quarter. The results also exclude costs related to product registration and recall matters. Including those costs, the loss from continuing operations in the quarter was $66.7 million, or $1.00 per share, as compared with a loss of $50.1 million, or $0.76 per share, for the same period a year ago. Given the seasonal nature of the lawn and garden category, ScottsMiracle-Gro has historically reported a net loss in its fiscal first quarter.
Consumer purchases of the Company’s products increased in 48 states, including double-digit increases in 34 states. Consumer activity in lawn renovation projects was up 75 percent, led by a 90 percent increase in consumer grass seed purchases, a nearly 50 percent increase in Turf Builder® Starter® lawn fertilizer and more than a 30 percent increase in lawn soils.
“The opportunity for long-term growth in our fall business remains significant, and we were glad to see a second consecutive year of double-digit increase in fall products,” said Jim Hagedorn, chairman and chief executive officer. “The strong consumer demand in the fall, coupled with an anticipated slow down of shipments in December, means that current retail inventory levels leave us well-positioned for strong sell-in as we approach the launch of the new lawn and garden season.”

Global Consumer sales declined 12 percent in the quarter to $188.8 million. The decline was anticipated as many retailers delayed purchases into the second fiscal quarter. Scotts LawnService reported a 12 percent improvement in sales to $37.1 million as it continues to benefit from higher year-over-year customer count.
Gross margin rate in the quarter improved by 40 basis points to 21.3 percent due primarily to lower material costs. Selling, general and administrative expense (SG&A) increased $16.9 million to $143.2 million. Approximately half of the increase was related to severance costs with the balance due to planned investments in marketing, innovation, sustainability and the opening of two additional regional offices.
“As our business model continues to evolve to be more consumer-centric we are investing in key areas that we believe will have long-term impact on our growth,” Hagedorn said. “For example, we opened two new regional offices, have just completed our most comprehensive consumer study ever and also launched a national search for a chief marketing officer. While these investments may not generate significant benefits in 2011, they are critical to the continued successful execution of our strategy and our ability to drive future shareholder value.”
Interest expense in the quarter was $9.5 million. Adjusted loss before interest, taxes, depreciation and amortization (EBITDA) from continuing operations was $80.3 million in the quarter compared with a loss of $60.9 million a year earlier.
The Company purchased approximately 483,000 of its shares in open market transactions during the quarter as part of its $500 million share repurchase authorization. Since program inception, a total of $50 million of shares have been repurchased through the first quarter-end.
Full-year outlook
The Company said it continues to expect sales growth from continuing operations of 4 to 6 percent for the year. An anticipated improvement in gross margin rate, along with leverage from SG&A, is expected to result in double-digit earnings per share growth on an adjusted basis.
In anticipation of completing the divestiture of its Global Professional business, the Company expects to provide a detailed explanation of its full-year outlook at its Annual Analyst Day event on February 23, 2011. At that point, the Company will provide full-year historical financial statements that reflect the Global Professional business in discontinued operations.
“The sale of Global Pro continues to remain on track to close during our second fiscal quarter,” said Dave Evans, chief financial officer. “Our Global Consumer and Scotts LawnService segments are performing as we expected. In addition, we have locked in more than 60 percent of our most sensitive commodities for the year and remain focused on strong expense control. All of these facts give us continued confidence in our outlook for the year.”

The Company will discuss its first quarter 2011 results during a Webcast conference call at 9:00 a.m. today. The call will be available live on the Investor Relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.
About ScottsMiracle-Gro
With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, the Company’s assumptions regarding such performance and plans, as well as the amount and timing of repurchases of the Company’s common shares are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
•	The ongoing governmental investigations regarding the Company’s compliance with the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended, could adversely affect the Company’s financial condition, results of operations or cash flows;

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•	Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•	The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.
Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three Months
Ended January 1, 2011 and January 2, 2010
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 9

			Three Months Ended
			January 1,	January 2,	%
	Footnotes		2011	2010	Change

Net sales			$230.2	$252.4	-9%
Cost of sales			180.3	198.7
Cost of sales — product registration and recall matters			0.8	0.9

Gross profit			49.1	52.8	-7%
% of sales			21.3%	20.9%

Operating expenses:
Selling, general and administrative			143.2	126.3	13%
Product registration and recall matters			0.9	1.7
Other income, net			(0.5)	(6.2)

Loss from operations			(94.5)	(69.0)	-37%
% of sales			-41.1%	-27.3%

Interest expense			9.5	9.7

Loss from continuing operations before income taxes			(104.0)	(78.7)	-32%

Income tax benefit from continuing operations			(37.3)	(28.6)

Loss from continuing operations			(66.7)	(50.1)	-33%

Loss from discontinued operations, net of tax			(1.2)	(7.6)

Net loss			$(67.9)	$(57.7)	-18%

Basic loss per common share:	(1)
Loss from continuing operations			$(1.00)	$(0.76)	-32%
Loss from discontinued operations			(0.02)	(0.12)

Net loss			$(1.02)	$(0.88)	-16%

Diluted loss per common share:	(2)
Loss from continuing operations			$(1.00)	$(0.76)	-32%
Loss from discontinued operations			(0.02)	(0.12)

Net loss			$(1.02)	$(0.88)	-16%

Common shares used in basic loss per share calculation			66.3	65.9	1%

Common shares and potential common shares used in diluted loss per share calculation			66.3	65.9	1%

Results from continuing operations excluding product registration and recall matters:

Adjusted loss from continuing operations	(4)		$(65.6)	$(48.4)	-36%

Adjusted diluted loss per share from continuing operations	(2	) (4)	$(0.99)	$(0.73)	-35%

Adjusted EBITDA	(3	) (4)	$(80.3)	$(60.9)	-32%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Loss from Operations by Segment for the
Three Months Ended January 1, 2011 and January 2, 2010
(in millions)
(Unaudited)
The Company is divided into the following reportable segments: Global Consumer, Scotts LawnService® and Corporate & Other. The Corporate & Other segment consists of the non-European professional seed business and corporate general and administrative expenses. This division of reportable segments is consistent with how the segments report to and are managed by senior management of the Company.
Reclassifications have been made to prior period segment amounts to reflect changes in the allocation of certain shared expenses among the segments, which in management’s judgment better align those expenses with the associated drivers and benefits. Furthermore, our reportable segments have been revised to reflect the proposed sale of a significant majority of our previously reported Global Professional business segment, which is now reported in discontinued operations (see Note 5 on page 9). Our non-European professional seed business is not part of the proposed sale and is now included in the Company’s Corporate & Other segment.
Segment performance is evaluated based on several factors, including income from continuing operations before amortization, product registration and recall costs, and impairment, restructuring and other charges, which are not generally accepted accounting principles (“GAAP”) measures. Management uses this measure of operating profit to gauge segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

	Three Months Ended
	January 1,	January 2,
	2011	2010	% Change
Net Sales:
Global Consumer	$188.8	$214.0	-12%
Scotts LawnService®	37.1	33.0	12%
Corporate and Other	4.5	5.6	-20%

Segment total	230.4	252.6	-9%

Roundup® amortization	(0.2)	(0.2)

Consolidated	$230.2	$252.4	-9%

Loss from Operations:
Global Consumer	$(55.1)	$(40.4)	-36%
Scotts LawnService®	(4.5)	(7.5)	40%
Corporate and Other	(30.7)	(15.6)	-97%

Segment total	(90.3)	(63.5)	-42%

Roundup® amortization	(0.2)	(0.2)
Other amortization	(2.3)	(2.7)
Product registration and recall matters	(1.7)	(2.6)

Consolidated	$(94.5)	$(69.0)	-37%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
January 1, 2011, January 2, 2010 and September 30, 2010
(in millions)
(Unaudited)

	January 1,	January 2,	September 30,
	2011	2010	2010

ASSETS
Current assets
Cash and cash equivalents	$78.8	$51.5	$88.1
Accounts receivable, net	213.2	214.6	350.9
Inventories, net	567.0	587.5	352.9
Assets held for sale	207.3	221.7	193.1
Prepaids and other current assets	136.1	164.3	133.1

Total current assets	1,202.4	1,239.6	1,118.1

Property, plant and equipment, net	384.7	356.5	381.3
Goodwill, net	305.8	305.8	305.8
Other intangible assets, net	326.7	359.8	330.2
Other assets	35.6	24.3	28.6

Total assets	$2,255.2	$2,286.0	$2,164.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$168.5	$166.7	$195.0
Accounts payable	208.5	279.3	141.7
Liabilities held for sale	45.4	42.5	43.0
Other current liabilities	244.8	251.3	357.1

Total current liabilities	667.2	739.8	736.8

Long-term debt	687.4	798.8	436.7
Other liabilities	222.0	208.9	226.0

Total liabilities	1,576.6	1,747.5	1,399.5

Shareholders’ equity	678.6	538.5	764.5

Total liabilities and shareholders’ equity	$2,255.2	$2,286.0	$2,164.0

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three
Months Ended January 1, 2011 and January 2, 2010
(in millions, except per share data)
(Unaudited)
Note: See Notes 3 and 4 to the Accompanying Footnotes on Page 9

	Three Months Ended January 1, 2011			Three Months Ended January 2, 2010
		Product			Product
		Registration and			Registration and
	As Reported	Recall Matters	Adjusted	As Reported	Recall Matters	Adjusted
Net sales	$230.2	$—	230.2	$252.4	$—	$252.4
Cost of sales	180.3	—	180.3	198.7	—	198.7
Cost of sales — product registration and recall matters	0.8	0.8	—	0.9	0.9	—

Gross profit	49.1	(0.8)	49.9	52.8	(0.9)	53.7
% of sales	21.3%		21.7%	20.9%		21.3%

Operating expenses:
Selling, general and administrative	143.2	—	143.2	126.3	—	126.3
Product registration and recall matters	0.9	0.9	—	1.7	1.7	—
Other income, net	(0.5)	—	(0.5)	(6.2)	—	(6.2)

Loss from operations	(94.5)	(1.7)	(92.8)	(69.0)	(2.6)	(66.4)
% of sales	-41.1%		-40.3%	-27.3%		-26.3%

Interest expense	9.5	—	9.5	9.7	—	9.7

Loss from continuing operations before income taxes	(104.0)	(1.7)	(102.3)	(78.7)	(2.6)	(76.1)

Income tax benefit from continuing operations	(37.3)	(0.6)	(36.7)	(28.6)	(0.9)	(27.7)

Loss from continuing operations	$(66.7)	$(1.1)	$(65.6)	$(50.1)	$(1.7)	$(48.4)

Basic loss per share from continuing operations	$(1.00)	$(0.01)	$(0.99)	$(0.76)	$(0.03)	$(0.73)

Diluted loss per share from continuing operations	$(1.00)	$(0.01)	$(0.99)	$(0.76)	$(0.03)	$(0.73)

Common shares used in basic loss per share calculation	66.3	66.3	66.3	65.9	65.9	65.9

Common shares and potential common shares used in diluted loss per share calculation	66.3	66.3	66.3	65.9	65.9	65.9

Loss from continuing operations	$(66.7)			$(50.1)
Income tax benefit from continuing operations	(37.3)			(28.6)
Loss from discontinued operations, net of tax	(1.2)			(7.6)
Income tax (benefit) expense from discontinued operations	(0.4)			0.8
Interest expense	9.5			9.7
Interest expense from discontinued operations	1.1			1.0
Depreciation	12.2			12.2
Amortization, including marketing fees	2.5			2.9
Product registration and recall matters, non-cash portion	—			0.4
Smith & Hawken closure process, non-cash portion	—			(1.6)

Adjusted EBITDA	$(80.3)			$(60.9)

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
Results of Operations
(1)	Basic loss per common share amounts are calculated by dividing loss from continuing operations, loss from discontinued operations and net loss by average common shares outstanding during the period.
(2)	Diluted loss per common share amounts are calculated by dividing loss from continuing operations, loss from discontinued operations and net loss by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, performance shares, restricted stock and restricted stock units) outstanding during the period. Since there is a loss for the period, dilutive potential common shares were not included in the calculation because to do so would have been anti-dilutive.
(3)	“Adjusted EBITDA” is defined as net loss before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income or income from continuing operations as an indicator of operating performance or to cash flow as a measure of liquidity.
(4)	The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted loss from continuing operations and adjusted diluted loss per share from continuing operations — These measures exclude charges or credits relating to refinancings, impairments, restructurings, product registration and recall matters, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.
Adjusted EBITDA — The presentation of adjusted EBITDA is provided as a convenience to the Company’s lenders because adjusted EBITDA is a component of certain debt covenants.
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. The Company believes that these non-GAAP financial meaures are the most indicative of the company’s ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
(5)	In December 2010, the Company, subject to various terms and conditions, agreed to sell a significant majority of the assets of its Global Professional business (excluding the Company’s non-European professional seed business, “Global Pro”) to Israel Chemicals Ltd. (“ICL”) for $270 million, subject to certain adjustments at closing, in an all-cash transaction. The proposed sale is expected to close in the Company’s second quarter of fiscal 2011, subject to regulatory review and the satisfaction of certain other conditions.
Beginning in its fiscal quarter ended January 1, 2011, the Company has reclassified the assets and liabilities of Global Pro to assets and liabilities held for sale, and included the results of operations of Global Pro in discontinued operations for all periods presented.
During the first quarter of fiscal 2010, the Company completed the closure of its Smith & Hawken business. As a result, beginning in the first quarter of fiscal 2010 the Company included the results of operations of Smith & Hawken in discontinued operations for all periods presented.